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                                                                                                      Exhibit 12
KANSAS CITY POWER & LIGHT COMPANY

COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS
 TO COMBINED FIXED CHARGES AND PREFERRED DIVIDEND REQUIREMENTS

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                                                                       Year ended December 31
                              Twelve Months Ended   ___________________________________________________________
                               September 30, 1996       1995        1994        1993        1992        1991
                              ___________________   ___________________________________________________________

                                                                             (Thousands)
Net income                               $111,753      $122,586    $104,775    $105,772     $86,334    $103,893

Add:
Taxes on income                            47,370        66,803      66,377      67,953      52,196      60,278
Kansas City earnings tax                      739           958         524         495         382         242
                              ___________________   ___________________________________________________________

 Total taxes on income                     48,109        67,761      66,901      68,448      52,578      60,520
                              ___________________   ___________________________________________________________

Interest on value of
 leased property                            8,007         8,269       6,732       7,273       6,366       5,075
Interest on long-term debt                 53,372        52,184      43,962      50,118      54,266      63,057
Interest on short-term debt                 1,272         1,189       1,170         750       2,749       3,299
Other interest expense
  and amortization                          4,731         3,112       4,128       4,113       2,173       2,665
                              ___________________   ___________________________________________________________

 Total fixed charges                       67,382        64,754      55,992      62,254      65,554      74,096
                              ___________________   ___________________________________________________________

Earnings before taxes
 on income and fixed
 charges                       $          227,244      $255,101    $227,668    $236,474    $204,466    $238,509
                              ___________________   ___________________________________________________________
                              ___________________   ___________________________________________________________

Ratio of earnings to
 fixed charges                               3.37          3.94        4.07        3.80        3.12        3.22
                              ___________________   ___________________________________________________________
                              ___________________   ___________________________________________________________


Preferred dividends            $            3,812      $  4,011    $  3,457    $  3,153    $  3,062    $  6,023
Income taxes required                       1,641         2,217       2,207       2,045       1,865       3,508
                              ___________________   ___________________________________________________________

Earnings before income
 taxes required for
 preferred dividends                        5,453         6,228       5,664       5,198       4,927       9,531

Fixed charges                              67,382        64,754      55,992      62,254      65,554      74,096
                              ___________________   ___________________________________________________________

Total combined fixed
 charges and preferred
 dividend requirements                    $72,835       $70,982     $61,656     $67,452     $70,481     $83,627
                              ___________________   ___________________________________________________________
                              ___________________   ___________________________________________________________

Ratio of earnings to
 combined fixed charges
 and preferred dividend
 requirements                                3.12          3.59        3.69        3.51        2.90        2.85
                              ___________________   ___________________________________________________________
                              ___________________   ___________________________________________________________

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